UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2026

Advent Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5637 La Ribera Street

Suite A

Livermore, CA 94550

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 455-9400

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $345.00	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 8, 2026, Advent Technologies Holdings, Inc. (the “Company”) entered into a Secured Promissory Note in the aggregate principal amount of CHF 500,000 (the “Promissory Note”) with Chris Antonopoulos (the “Lender”), with interest accruing at an annual rate of eight and one-half percent (8.5%) to be computed on the basis of a 365-day year and the actual number of days elapsed.

Under the Promissory Note, the Company is required to repay the borrowed amount in one payment on January 7, 2027 (the “Maturity Date”). The Promissory Note is secured by as continuing first-priority security interest in certain collateral of the Company. The Promissory Note matures on the Maturity Date, and contains customary events of default. The Company may pre-pay the full amount due under the Promissory Note at any time without penalty.

At the option of the Lender, the Lender may convert any or all amounts due under the Promissory Note into common stock of the Company, par value $0.0001 per share (“Common Stock”) at a purchase price per share equal to the average of the three lowest trade prices of the Common Stock on any trading day during the thirty days prior to the respective conversion date. Additionally, the outstanding principal and interest under the Promissory Note shall automatically convert into Common Stock upon the occurrence of a “Qualified Financing” of the Company, which is defined as an issuance of securities by the Company resulting in gross proceeds of at least $25,000,000. If no Qualified Financing has occurred at such time that the Company undergoes a change of control prior to the Maturity Date, the Company agrees to repay all outstanding principal and accrued interest.

In addition, if, at any time after the execution of the Promissory Note, the Lender acquires Common Stock by conversion of the Promissory Note or otherwise and the Company sells equity (including debt convertible into equity, or in cash to third party investors in an equity offering, including debt convertible into equity) pursuant to terms and provisions that are more favorable than the terms and provisions contained in the Promissory Note, the Company shall, at the request of the Lender, enter into amendments to the Promissory Note or a separate agreement with the Lender, as applicable, to provide for the same more favorable terms and provisions for the Lender.

The Promissory Note contains certain customary representations, warranties, and covenants made by the Company.

The Company received funding under the Promissory Note on January 14, 2026, and intends to use the proceeds from the Promissory Note for payment of certain corporate expenses and general working capital purposes.

The foregoing description of the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each document, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

Item 1.01 is incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with and pursuant to the Promissory Note, the Company has appointed Mr. Chris Antonopoulos to the Board of Directors of the Company as a Class II Director, to serve until the 2028 annual meeting of the Company’s shareholders or until his earlier resignation or retirement.

Chris Antonopoulos, 62, is Chief Executive Officer of Lekela Power, and has been heading Lekela Power since March 2015. Before joining Lekela Power, he was the Group Vice President responsible for the global sales and business development at Bombardier Transportation since 2006, a group with an annual order intake of approx. 10 BUSD. Before joining Bombardier, Mr. Antonopoulos has been active in various senior investment as well as sales/business development roles and in different geographical regions in the energy and infrastructure industry since 1987. He has held senior management positions at ABB, a leading, global electrical engineering Group. These included President of the investment arm of ABB, Regional VP for Asia Pacific and Regional VP of Europe, Middle East and Africa. The company developed, invested in, built and operated over 30 power & infrastructure projects totaling 13 BUSD. Overall, Mr. Antonopoulos has been involved in the development of power & infrastructure projects in Africa exceeding a total value of 4 BUSD. Mr. Antonopoulos holds a Master of Science degree in Mechanical Engineering & Master of Industrial Management from the ETH in Zurich. He has also completed an executive MBA programme in Zurich, Switzerland.

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Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Secured Promissory Note dated as of January 7, 2026, issued by the Company in favor of Chris Antonopoulos

104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2026

Advent Technologies Holdings, Inc.

By:	/s/ Gary Herman
Name:	Gary Herman
Title:	Chief Executive Officer

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